Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated July 2, 1997 on the consolidated balance sheet of Pacific Aerospace & Electronics, Inc. as of May 31, 1997, and the related consolidated statements of operations, stockholders equity and cash flows for each of the years in the two-year period ended May 31, 1997, which appear in the Prospectus. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus.



MOSS ADAMS LLP

Seattle, Washington
January 19, 1999